Exhibit 10.33

December 15, 2017

Christopher White
906 Alder Place
Newport Beach, CA 92660

Dear Chris,

I am pleased to confirm the offer for you to join A10 Networks (the “Company”), in the position of Executive Vice President Worldwide Sales at our Corporate Headquarters located in San Jose, CA. This is a full time, regular position, reporting to Lee Chen, CEO. The terms of our offer and the benefits currently provided by the Company are as follows:

Total Target Cash Compensation. Your 2018 annual total target cash compensation will be $630,000 distributed sixty percent (60%) base salary and forty percent (40%) incentive. Effective January 1, 2019, your total target cash compensation will be distributed fifty percent (50%) base salary and fifty percent (50%) incentive.

Salary. Your starting base salary will be at a rate of $378,000 per year subject to annual review, less applicable taxes and other withholdings in accordance with the Company’s normal payroll schedule.

Incentive. You will be eligible to receive an annual performance based bonus target of $252,000, paid in accordance with the A10 Executive Cash Incentive Plan.

Sign-on Bonus. You are also eligible to receive a sign-on bonus in the amount of $75,000 less statutory taxes; federal, state and employment upon commencement of employment, provided you agree to repay this amount to the Company should you voluntarily terminate your employment within one year.

Restricted Stock Grant. We will recommend to the Board of Directors of the Company (the “Board”) that you be granted an award of restricted stock units (the “RSU Award”) to cover a number of shares of the Company’s Common Stock equivalent to a value of US$700,000 under the Company’s 2014 Equity Incentive Plan, as amended (the “Plan”).  Each restricted stock unit granted represents the right to receive one share of the Company’s Common Stock upon vesting. 25% of the recommended RSU Award shall vest on each yearly anniversary of your vest base date (assuming your continued employment with the Company on each vesting date) such that the entire RSU Award shall vest over 4 years (for administrative reasons, the vest base date will be the 5th day of the month following your employment start date).  The number of shares subject to the RSU Award will be determined by dividing the dollar value of the award by the average closing trading price of the Company’s Common Stock during the 30 calendar day period prior to your employment start date, rounded down to the nearest whole share.

Stock Option Grant. We will recommend to the Board that you be granted a stock option (the “Option Award”) to purchase a number of shares of the Company’s Common Stock equivalent to a value of US$700,000 of the Company’s Common Stock under the Plan. The exercise price for the Option Award will be no less than the fair market value of one share of the Company’s Common Stock on the date of grant, as determined by the Board in accordance with the terms of the Plan. Generally, the Option Award shall vest and become exercisable (assuming your continued employment with the Company or one of its subsidiaries or affiliates through each vesting date) as follows: twenty-five percent (25%) of the shares subject to the Option Award shall vest on the one-year anniversary of the vesting commencement date (as set  forth in the relevant notice of grant provided with your Option Award agreement) and an additional one-forty-eighth (1/48) of  the shares subject to the Option Award shall vest at the end of each full month  thereafter. The number of shares subject to the Option Award will be determined by using the Company’s standard Black-Scholes assumptions applied as of the date of grant.

Additionally in February 2018, we will recommend to the Board that you be granted an award of performance stock units (the "PSU Award") under the "Plan.

Change in Control and Severance Benefits. We will recommend to the Board that you be eligible for the Company’s standard executive change in control severance benefits package. A copy of the form of this agreement is included for your information.
Employee Stock Purchase Plan. You will be eligible to participate in the Company’s 2014 Employee Stock Purchase Plan, as amended (the “ESPP”), whereby you will have the opportunity (but not the obligation) to enroll in the ESPP and purchase shares of the Company’s common stock at a discount from the market price. There are two opportunities each year to enroll in the ESPP approximately each May and November. You will receive a notice about these opportunities from the stock administration office of the Company.

Benefits. You will be entitled to receive the Company’s employee benefits made available to other employees at your level to the full extent of your eligibility. The effective date of medical, dental and vision insurance will be your first day of employment. The Company reserves the right to change or otherwise modify, in its sole discretion, the preceding benefits and terms of employment.

Confidentiality. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign the Company's standard "Confidential Information and Invention Assignment Agreement" as a condition of your employment. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer. During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. In accepting this offer, you expressly represent and agree that (1) You have not and will not bring to the Company or use for the benefit of the Company any unauthorized third-party intellectual property, including but not limited to what they consider to be trade secrets (“Former Employer Confidential Information”), (2) You have not and will not disclose to the Company any proprietary or otherwise confidential information of a prior employer's business, (3) You will not communicate to anyone at the Company any information that you acquired or learned during your employment that might in any respect be considered Former Employer Confidential Information , (3) prior to accepting this position at the Company you have not provided to anyone at A10 any written Former Employer Confidential Information that in any way could be considered to be Former Employer Confidential Information, and (4) prior to your accepting this position at the Company, you have not conveyed anything orally to anyone at A10 that might in any way be considered Former Employer Confidential Information.

Ethical Conduct. You will abide by the Company's Code of Business Conduct and Ethics, the Company's Employee Handbook and other applicable policies pertaining to intellectual property and other matters.

No Breach of Obligations to Prior Employers. You represent and warrant that your signing of this offer letter, agreement(s) concerning stock options granted to you, if any, under the Plan (as defined above) and the Company's Confidential Information And Invention Assignment Agreement will not violate any agreement currently in place between yourself and current or past employers. You further represent and warrant that there is no other contract or duty on your part which conflicts with or is inconsistent with your employment by A10.

Authorization to Work. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our Human Resources Department.

At Will Employment. While we look forward to a long and profitable relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Any modification or change in your at will employment status may only occur by way of a written employment agreement signed by you and the Chief Executive Officer of the Company.

Background Check. This offer is contingent upon successful background and reference checks. This offer can be rescinded based upon data received in the verification.

Contingent Offer. Your employment will be subject to your execution of the Company’s Confidential Information and Invention Assignment Agreement relating to non-disclosure of confidential information and assignment of inventions to the Company. A copy is included with this offer. We also require successful completion of any outstanding reference and background checks and presentation of documentation giving you the right to work in the United States as noted above.

Entire Agreement. This offer, once accepted, constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior offers, negotiations and agreements, if any, whether written or oral, relating to such subject matter. You acknowledge that neither the Company nor its agents have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this agreement for the purpose of inducing you to execute the agreement, and you acknowledge that you have executed this agreement in reliance only upon such promises, representations and warranties as are contained herein.

Acceptance. This offer will remain open until December 20, 2017. If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to call me.

Chris, we are very excited to enhance our Leadership Team with your experience and capabilities. We strongly believe you make an outstanding addition to the team and look forward to the opportunity to welcome you to the Company.
Sincerely,

Laurie Buzzell
Vice President, Worldwide Human Resources

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

_____________________________________
Christopher White

Date: ________________________________

Start Date: January 2, 2018